AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this "Merger Agreement") is made this 10th day of October 2007 by and between Red Oak Concepts, Inc., a Nevada corporation ("ROC-NEVADA"), and Red Oak Concepts, Inc., a Delaware corporation ("ROC-DELAWARE"). ROC-Nevada and ROC-Delaware are hereinafter sometimes collectively referred to as the "Constituent Corporations."

RECITALS

A. ROC-DELAWARE was incorporated under the laws of the State of Delaware on May 24, 2007. ROC-DELAWARE’s current authorized capital stock consists of 100,000,000 shares of common stock at a par value of $0.0001 per share ("ROC-DELAWARE Common Stock"), of which 1,500,000 shares are issued and outstanding, and 10,000,0000 shares of blank check preferred stock, par value $.0001 per share, none of which have been designated or are outstanding.

B. ROC-NEVADA was incorporated under the laws of the State of Nevada on October 9, 2007. Its authorized capital stock consists of 100,000,000 shares of Common Stock, with a par value of $0.0001 per share ("ROC-NEVADA Common Stock"), of which 1,000 shares are issued and outstanding, all of which are owned by ROC-DELAWARE, and 10,000,000 shares of blank check preferred stock, par value $.0001 per share, none of which have been designated or are outstanding.

C. The respective Boards of Directors of ROC-NEVADA and ROC-DELAWARE deem it advisable and to the advantage of each of the Constituent Corporations that ROC- DELAWARE merge with and into ROC- NEVADA (the “Merger”) upon the terms and subject to the conditions set forth in this Merger Agreement for the purpose of effecting a change of the state of incorporation of ROC-DELAWARE from Delaware to Nevada.

D. The Boards of Directors of each of the Constituent Corporations have approved this Merger Agreement.

NOW, THEREFORE, the parties do hereby adopt the plan of reorganization set forth in this Merger Agreement and do hereby agree that ROC-DELAWARE shall merge with and into ROC-NEVADA on the following terms, conditions and other provisions:

1. MERGER AND EFFECTIVE TIME. At the Effective Time (as defined below), ROC-DELAWARE, the parent, shall be merged with and into ROC-NEVADA, the subsidiary, (the "Merger"), and ROC-NEVADA shall be the surviving corporation of the Merger (the "Surviving Corporation").

The Merger shall become effective upon the close of business on the date when a duly executed copy of Articles of Merger, this Merger Agreement, and all other required certificates, is filed with the Secretary of States of each of the State of Delaware and the State of Nevada (the "Effective Time").

2. EFFECT OF MERGER. At the Effective Time, the separate corporate existence of ROC-DELAWARE shall cease; the corporate identity, existence, powers, rights and immunities of ROC-NEVADA as the Surviving Corporation shall continue unimpaired by the Merger; and ROC-NEVADA shall succeed to and shall possess all the assets, properties, rights, privileges, powers, franchises, immunities and purposes, and be subject to all the debts, liabilities, obligations, restrictions and duties of ROC-DELAWARE, all without further act or deed. The Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation.

3. GOVERNING DOCUMENTS. At the Effective Time, the Articles of Incorporation of ROC-NEVADA in effect immediately prior to the Effective Time shall become the Articles of Incorporation of the Surviving Corporation and the By-Laws of ROC-NEVADA in effect immediately prior to the Effective Time shall become the By-Laws of the Surviving Corporation. These documents are annexed hereto as Exhibits A and B, respectively.

4. DIRECTORS, OFFICERS AND COMMITTEES OF THE BOARD. At the Effective Time, the directors, officers and committee members of ROC-NEVADA shall be and become the directors, officers and committee members (holding the same titles and positions) of the Surviving Corporation and after the Effective Time shall serve in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation.

5. CONVERSION OF SHARES OF ROC-DELAWARE. Subject to the terms and conditions of this Agreement, at the Effective Time, each share of ROC-DELAWARE Common Stock outstanding immediately prior thereto shall be automatically changed and converted into one fully paid and nonassessable, issued and outstanding share of ROC-NEVADA Common Stock.

6. CANCELLATION OF SHARES OF ROC-DELAWARE. At the Effective Time, all of the previously issued and outstanding shares of ROC-DELAWARE Common Stock that were issued and outstanding immediately prior to the Effective Time shall be automatically retired and canceled.

7. STOCK CERTIFICATES. At and after the Effective Time, all of the outstanding certificates that, prior to that date, represented shares of ROC-DELAWARE Common Stock shall be deemed for all purposes to evidence ownership of and to represent the number of shares of ROC-NEVADA Common Stock into which such shares of ROC-DELAWARE Common Stock are converted as provided herein.

The registered owner on the books and records of ROC-DELAWARE of any outstanding stock certificates evidencing shares of ROC-DELAWARE Common Stock shall, until such certificates shall have been surrendered for transfer or otherwise accounted for to ROC-NEVADA or its transfer agent, be entitled to exercise any voting and other rights with respect to, and to receive any dividend and other distributions upon, the shares of ROC-NEVADA Common Stock evidenced by such outstanding certificates as above provided.

8. EXCHANGE OF CERTIFICATES. As soon as practicable after the Effective Time, ROC-NEVADA shall deliver to each holder of ROC-DELAWARE Common Stock appropriate transmittal forms by which holders of certificates representing ROC-DELAWARE Common Stock may exchange such certificates for certificates representing a like number of shares of ROC-NEVADA Common Stock.

9. FURTHER ASSURANCES. From time to time, as and when required by the Surviving Corporation or by its successors or assigns, there shall be executed and delivered on behalf of ROC-DELAWARE such deeds, assignments and other instruments, and there shall be taken or caused to be taken by it all such further action as shall be appropriate, advisable or necessary in order to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of ROC-DELAWARE, and otherwise to carry out the purposes of this Merger Agreement.

The officers and directors of the Surviving Corporation are fully authorized in the name of and on behalf of ROC-DELAWARE, or otherwise, to take any and all such actions and to execute and deliver any and all such deeds and other instruments as may be necessary or appropriate to accomplish the foregoing.

10. CONDITION. The consummation of the Merger is subject to the approval of this Merger Agreement and the Merger contemplated hereby by the holders of a majority of the outstanding shares of ROC-DELAWARE Common Stock prior to or at the Effective Time.

11. ABANDONMENT. At any time before the Effective Time, this Merger Agreement may be terminated and the Merger abandoned by the Board of Directors of ROC-DELAWARE or ROC-NEVADA, notwithstanding approval of this Merger Agreement by the Board of Directors and shareholders of ROC-DELAWARE and the Board of Directors of ROC-NEVADA.

12. AMENDMENT. At any time before the Effective Time, this Merger Agreement may be amended, modified or supplemented by the Boards of Directors of the Constituent Corporations, notwithstanding approval of this Merger Agreement by the shareholders of ROC-DELAWARE; provided, however, that any amendment made subsequent to the adoption of this Agreement by the shareholders of ROC-DELAWARE or the sole holder of shares of ROC-NEVADA Common Stock shall not: (i) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or upon conversion of any shares of any class or series of ROC-DELAWARE; (ii) alter or change any of the terms of the Articles of Incorporation of the Surviving Corporation to be effected by the Merger; or (iii) alter or change any of the terms or conditions of this Merger Agreement if such alteration or change would adversely affect the holders of any shares of any class or series of ROC-DELAWARE.

13. TAX-FREE REORGANIZATION. The Merger is intended to be a tax-free plan of reorganization within the meaning of Section 368(a)(1)(F) of the Code.

14. GOVERNING LAW. This Agreement shall be governed by and construed under the internal laws of the State of Nevada, without reference to the principles of conflicts of law or choice of laws, except to the extent that the laws of the State of Delaware would apply in matters relating to the internal affairs of ROC-DELAWARE and the Merger.

15. COUNTERPARTS. In order to facilitate the filing and recording of this Merger Agreement, it may be executed in any number of counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, this Merger Agreement is hereby executed on behalf of each of the Constituent Corporations and attested by their respective officers hereunto duly authorized as of the date first written above.

RED OAK CONCEPTS, INC. a Delaware corporation By: /s/ Barbara Deadwiley Secretary

RED OAK CONCEPTS, INC. a Nevada corporation By: /s/ Susan Zachmann President